Exhibit 99.1

Green Energy Live Executes Letter of Intent to Acquire Leading Electrical Services Company with $6 Million in Revenue

GRAND RAPIDS, MI – February 24, 2010 – Green Energy Live Inc. (OTCBB: GELV), a growing clean energy company engaged in developing sustainable biomass-to-energy conversion solutions for the U.S. livestock industry, is pleased to announce that the company is moving forward with an acquisition of Peck Electric Inc., a Vermont corporation. On February 23, 2010 Green Energy Live updated its Letter of Intent to acquire 100% of the stock in Peck Electric, an established provider of electrical contracting services which generated $6 million in gross revenue last year.

Established in 1972, Peck Electric is Vermont’s leading provider of electrical contracting services. The company’s long roster of customers includes IBM, UPS, Energizer Battery Company and Ben & Jerry’s, among others. Peck provides commercial and residential electrical contracting, installs telecommunications systems, provides solar power installations, and designs and develops clean energy products. Upon acquisition Peck will become a wholly owned subsidiary of Green Energy Live.  Green Energy Live, Inc. is conducting its due diligence phase of this acquisition and will commence the required financial audits in March 2010.  Upon completion of these pre-acquisition investigations, Green Energy Live, Inc. and Peck Electric will determine a closing date for this transaction.

Jeff Peck, President of Peck Electric, commented: “We have been in business for 38 years and pride ourselves on our quality of service, longstanding customer relationships, and ability to innovate to meet market demand. Peck generated $6 million in gross revenue in calendar year 2009. We believe our established electrical contracting services business will be significantly augmented by our new clean energy initiatives as well as exposure to the public markets. We are eager to combine forces with Green Energy Live.”

Karen Clark, President/CEO of Green Energy Live, commented: “Green Energy Live chose Peck Electric for its excellent management team, extensive systems design and development expertise, ongoing revenue and exciting new clean energy product development. Upon closing of the acquisition we look forward to helping Peck achieve continued growth and expanded market penetration.  Peck Electric brings several critical components to Green Energy Live that will allow us to offer clean energy solutions in the marketplace.”

About Green Energy Live (GELV.OB)
Green Energy Live Inc. is engaged in developing sustainable biomass-to-energy conversion technology to meet a critical need for the nation’s $154 billion livestock industry. The company plans to use its proprietary gasification technology for the development of highly innovative, on-site manure-to-electricity conversion systems to enable livestock farmers and ranchers to convert their animal waste into clean, renewable energy. Green Energy Live acquired Comanche Livestock Exchange in July 2009. The wholly owned subsidiary enhances Green Energy Live’s ability to bring its clean energy technology to market by providing ongoing revenue to support technology development, livestock industry experience, contacts with potential customers, and an established sales channel.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections and other applicable laws.  Such forward-looking statements include, without limitation, plans and expectations regarding the development of GELV’s gasification technology and other projects and operations. GELV has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith based upon currently available information, and is believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to: (1) GELV’s need for additional financing, which is not assured and which may result in dilution of shareholders; (2) GELV’s status as a small company with a limited operating history; and (3) regulatory restrictions in the production of bio-fuels.  For a more detailed discussion of such risks and other factors, see the Company's 2008 Annual Report on Form 10-K, filed on March 31, 2009, with the Securities and Exchange Commission, and its other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, to update or provide advice in the event of any change, addition or alteration to the information contained in this news release including such forward-looking statement, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

Contact:
 Investor Relations:
1-866-460-7336
investorrelations@greenenergylive.com
Green Energy Live, Inc.
1740 44th Street, Suite 5-230
Wyoming, MI 49519-6443
www.greenenergylive.com